Exhibit 10.9

IRIDIUM COMMUNICATIONS INC.

2015 EQUITY INCENTIVE PLAN

UK NON-EMPLOYEE DIRECTOR OPTION GRANT NOTICE

Iridium Communications Inc. (the “Company”) hereby grants to Participant an Option under the Iridium Communications Inc. 2015 Equity Incentive Plan (the “Plan”) to purchase the number of shares of Common Stock (the “Shares”) set forth below at the exercise price set forth below. This Option is subject to all of the terms and conditions set forth in this UK Non-Employee Director Option Grant Notice (the “Grant Notice”) and in the UK Non-Employee Director Option Agreement (the “Agreement”), the Plan and the UK Sub-Plan of the Plan (the “Sub-Plan”), all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan, the Sub-Plan or the Agreement will have the same definitions as in the Plan, the Sub-Plan or the Agreement.

Participant:

Date of Grant:

Number of Shares Subject to Option:

Exercise Price (Per Share):

Total Exercise Price:

Expiration Date:

Type of Grant:	Nonstatutory Stock Option

Exercise Schedule:	Same as Vesting Schedule

Vesting Schedule:	Subject to Section 1 of the Agreement, this Option will vest as follows: [ ].

Payment:	By one or a combination of the following items (as described in the Agreement):

	☒	By cash, check, bank draft or money order payable to the Company

	☒	Pursuant to a Regulation T Program if the Common Stock is publicly traded

	☒	By delivery of already-owned Shares if the Common Stock is publicly traded

	☒	Subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement, the Plan, the Sub-Plan and the stock plan prospectus for the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement, the Plan and the Sub-Plan set forth the entire understanding between Participant and the Company regarding this Option and supersede all prior oral and written agreements, promises and/or representations regarding this Option, with the exception, if applicable, of (i) any compensation program for Non-Employee Directors specifying the terms that should govern this Option, (ii) the Company’s Stock Ownership Guidelines, and (iii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Option, Participant consents to receive this Grant Notice, the Agreement, the Plan, the Sub-Plan, the stock plan prospectus for the Plan and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

IRIDIUM COMMUNICATIONS INC.		PARTICIPANT

By:
	Signature	Signature

Title:		Date:

Date:

ATTACHMENTS:	UK Non-Employee Director Option Agreement, 2015 Equity Incentive Plan, UK Sub-Plan, Prospectus

IRIDIUM COMMUNICATIONS INC.

2015 EQUITY INCENTIVE PLAN

UK NON-EMPLOYEE DIRECTOR OPTION AGREEMENT

Pursuant to the accompanying UK Non-Employee Director Option Grant Notice (the “Grant Notice”) and this UK Non-Employee Director Option Agreement (the “Agreement”), Iridium Communications Inc. (the “Company”) has granted you an Option under the Iridium Communications Inc. 2015 Equity Incentive Plan (the “Plan”) to purchase the number of shares of Common Stock set forth in the Grant Notice at the exercise price set forth in the Grant Notice. This Option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan, the UK Sub-Plan of the Plan (the “Sub-Plan”) or the Grant Notice will have the same definitions as in the Plan, the Sub-Plan or the Grant Notice.

1. VESTING.

a. Subject to the terms of this Section 1, this Option will vest, if at all, in accordance with the vesting schedule set forth in the Grant Notice. Any portion of this Option that has not yet vested as of the date of your termination of service as a Director will be forfeited upon such termination; provided, however, that:

1) any unvested portion of this Option that is scheduled to vest during the calendar quarter in which such termination occurs will not be forfeited upon such termination, unless such termination is for Cause (as defined below), but any other unvested portion of this Option will be forfeited upon such termination;

2) if such termination is due to your death or Disability, any unvested portion of this Option will become fully vested upon such termination;

3) if such termination is due to your involuntary termination without Cause (including, without limitation, any involuntary termination due to (i) not being nominated to stand for reelection as a Director by the Nominating and Corporate Governance Committee of the Board or (ii) not being reelected as a Director by the Company’s stockholders), any unvested portion of this Option that is scheduled to vest during the calendar quarter in which such termination occurs will not be forfeited upon such termination, but any other unvested portion of this Option will be forfeited upon such termination; and

4) if such termination is due to your resignation (other than any resignation due to your Disability), any unvested portion of this Option that is scheduled to vest during the calendar quarter in which such termination occurs will not be forfeited upon such termination, but any other unvested portion of this Option will be forfeited upon such termination.

In addition, notwithstanding anything to the contrary in the Grant Notice, if your service as a Director is terminated for Cause, any vested portion of this Option will be forfeited upon such termination.

b. For purposes of this Agreement, “Cause” will mean the Company’s termination of your service as a Director due to your: (i) conviction for, or plea of guilty or no contest to, any felony or a lesser crime involving moral turpitude; or (ii) commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct or breach of fiduciary duty against the Company or any of its Affiliates.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to this Option and the exercise price per share of this Option, each as set forth in the Grant Notice, will be adjusted for Capitalization Adjustments, if any, as provided in the Plan.

3. EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”). This Option may not be exercised prior to vesting.

4. METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares of Common Stock you wish to purchase. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by the Grant Notice, which may include one or more of the following:

a. Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise,” “same day sale,” or “sell to cover.”

b. Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by such delivery in cash or other permitted form of payment. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise this Option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise this Option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

c. Subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock otherwise issuable to you upon exercise of this Option by the largest number of whole shares of Common Stock with a Fair Market Value on the date of exercise that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by such “net exercise” in cash or other permitted form of payment. Shares of Common Stock will no longer be outstanding under this Option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to a “net exercise,” (ii) are delivered to you as a result of such exercise, or (iii) are withheld to satisfy any Award Tax Liability, if applicable.

5. WHOLE SHARES. You may exercise this Option only for whole shares of Common Stock.

6. SECURITIES LAW COMPLIANCE. You may not exercise this Option unless either (i) the shares of Common Stock issuable upon such exercise are registered under the Securities Act or (ii) the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. This Option also must comply with all other applicable laws and regulations governing this Option, and you may not exercise this Option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treasury Regulations Section 1.401(k)-1(d)(3), if applicable).

7. TERM. You may not exercise this Option before the Date of Grant or after the expiration of its term. The term of this Option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

a. immediately upon the termination of your service as a Director if such termination is for Cause;

b. one (1) year after the termination of your service as a Director if such termination is for any reason other than Cause;

c. the Expiration Date set forth in the Grant Notice; or

d. the day before the tenth anniversary of the Date of Grant.

8. EXERCISE.

a. You may exercise the vested portion of this Option during its term by (i) (A) delivering a Notice of Exercise (in a form designated by the Company), or (B) making the required electronic election with the Company’s designated broker, and (ii) paying the exercise price and any Award Tax Liability to the Company’s stock plan administrator, or to such other person as the Company may designate, together with such additional documents as the Company may then require.

b. You agree that, as a condition to the exercise of any vested portion of this Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company or an Affiliate of any Award Tax Liability of the Company or an Affiliate arising by reason of (i) the exercise of this Option or (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise and that, to the extent that it is legally possible to do so, you will join with the Company or an Affiliate in electing to transfer to you the whole of any Employers’ NIC liability (which election shall be in such form as may be approved by the Board of HMRC) and that such election once made shall not be revoked by you without the agreement of the Company.

c. Should the Company or an Affiliate, in its absolute discretion, decide it is appropriate, it is a condition to the exercise of any vested portion of this Option that you agree that you shall join with the Company or an Affiliate in electing under section 431 ITEPA to disapply in whole or in part the provisions of Part 7 Chapter 2 ITEPA (which election shall be in such form as may be approved by the Board of HMRC) and that such election once made shall not be revoked by you.

9. TRANSFERABILITY. Except as otherwise provided in this Section 9, this Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

a. Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer this Option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while this Option is held in the trust, provided that you and the trustee enter into transfer and other agreements required by the Company.

b. Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer this Option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by applicable law that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss with the Company’s General Counsel the proposed terms of any such transfer prior to finalizing such domestic relations order, marital settlement agreement or other divorce or separation instrument to help ensure the required information is contained within the domestic relations order, marital settlement agreement or other divorce or separation instrument.

c. Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, upon your death, will thereafter be entitled to exercise this Option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon your death, the executor or administrator of your estate will be entitled to exercise this Option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

d. Option Shares. Other than as explicitly described in this Section 9(d), prior to the earlier of (i) the date that is six months and one day following the date on which you experience a “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) without regard to any alternative definition thereunder) as a Director and (ii) a Change in Control that constitutes a “change in control event” (as determined under Treasury Regulations Section 1.409A-3(i)(5)), neither you nor any of your transferees (including any beneficiary, executor or administrator) will assign, alienate, pledge, attach, sell or otherwise transfer or encumber any shares of Common Stock acquired upon the exercise of this Option (“Option Shares”); provided that Option Shares may be transferred (A) for consideration on or following each date on which this Option is exercised, but solely with respect to that number of

Option Shares having an aggregate Fair Market Value, determined at the time of such exercise, equal to the Award Tax Liability, if any, incurred by you with respect to the Option Shares acquired upon such exercise; (B) by will or the laws of descent and distribution; (C) by you without consideration to (x) any person who is your “family member” as such term is used in the instructions to Form S-8 (collectively, the “Immediate Family Members”), or (y) a trust solely for the benefit of you and your Immediate Family Members; or (D) to any other transferee as may be approved by the Board in its sole discretion (collectively, the “Permitted Transferees”); provided that, in the case of clauses (C) or (D), you give the Board advance written notice describing the terms and conditions of the proposed transfer and the Board notifies you in writing that such a transfer is in compliance with the terms of this Agreement; provided, further, that, the restrictions upon any Option Shares transferred in accordance with clauses (C) or (D) of this Section 9(d) will apply to the Permitted Transferee, such transfer will be subject to the acceptance by the Permitted Transferee of the terms and conditions hereof, and any reference in this Section 9(d) to you will be deemed to refer to the Permitted Transferee.

10. OPTION NOT A SERVICE CONTRACT. Your service is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. This Option is not a service contract, and nothing in this Option (including, but not limited to, the vesting of the shares of Common Stock subject to this Option or the issuance of such shares upon exercise of this Option), this Agreement, the Plan or any covenant of good faith and fair dealing that may be found implicit in this Option or Agreement or the Plan will: (i) create or confer upon you any right or obligation to continue in the service of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of service or affiliation; (iii) create or confer upon you any right or benefit under this Option unless such right or benefit has specifically accrued under the terms of this Agreement or the Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have. In addition, nothing in this Option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11. AWARD TAX LIABILITY.

a. At the time you exercise any vested portion of this Option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the Award Tax Liability of the Company or any Affiliate which arise in connection with the exercise of this Option.

b. Upon your request and subject to the consent of the Company at the time of exercise, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon exercise of this Option a number of whole shares of Common Stock with a Fair Market Value on the date of exercise that does not exceed the minimum amount of tax required to be withheld by law in respect of the Award Tax Liability (or such other amount as may be necessary to avoid classification of this Option as a liability for financial accounting purposes).

c. You may not exercise this Option unless:

1) the Company or an Affiliate is authorised to and is able to deduct an amount equal to the Award Tax Liability from your salary for the current pay period; or

2) you make a payment to the Company or an Affiliate of an amount equal to the Award Tax Liability at the time that this Option is exercised; or

3) you have given an irrevocable authority to the Company or an Affiliate to instruct a third party approved by the Company as agent for you to dispose of a sufficient number of the shares to realise a sum which is sufficient after the payment of all expenses and commissions payable in connection with the sale of such shares to discharge the Award Tax Liability and to pay a sum equal to the Award Tax Liability to the Company or an Affiliate; or

4) you enter into other arrangements acceptable to the Company for the payment to the Company or an Affiliate of a sum sufficient to discharge the Award Tax Liability.

Accordingly, you may not be able to exercise this Option when desired even though this Option is vested, and the Company will have no obligation to issue a certificate for any shares of Common Stock unless such obligations are satisfied.

12. TAX CONSEQUENCES. The Company has no duty or obligation to minimize the tax consequences to you of this Option and will not be liable to you for any adverse tax consequences to you arising in connection with this Option. You acknowledge that this Option is exempt from Section 409A of the Code only if the exercise price per share set forth in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Option and by accepting this Option, you have agreed that you have done so or knowingly and voluntarily declined to do so.

13. NOTICES. Any notices provided for in this Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, ten days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to this Option or participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14. GOVERNING PLAN DOCUMENT. This Option is subject to all the provisions of the Plan and the Sub-Plan, the provisions of which are hereby made a part of this Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan or the Sub-Plan. Except as otherwise expressly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the terms of the Plan or the Sub-Plan, the terms of the Plan and the Sub-Plan (as applicable) will control.

15. OTHER DOCUMENTS. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares of Common Stock only during certain “window” periods in effect from time to time and the Company’s insider trading policy.

16. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of this Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

17. STOCKHOLDER RIGHTS. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Common Stock to be issued pursuant to this Option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

18. SEVERABILITY. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

19. AMENDMENT. Any amendment to this Agreement must be in writing, signed by a duly authorized representative of the Company. Notwithstanding anything in the Plan to the contrary, the Board reserves the right to amend this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, interpretation, ruling, or judicial decision.

20. CLAWBACK/RECOVERY. This Option (and any compensation paid or shares of Common Stock issued under this Option) will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

21. DATA PROTECTION. It is a condition of exercising this Option that you agree to: (i) the collection, use, processing and transfer of your Personal Data by any Constituent Company and any administrator of the Plan or Sub-Plan in any jurisdiction including the US; (ii) any Constituent Company and any administrator of the Plan or Sub-Plan, transferring your Personal Data amongst themselves for the purposes of implementing, administering and managing the Sub-Plan and this Option and the acquisition of shares or other securities pursuant to the Plan or Sub-Plan; (iii) the use of Personal Data by any such person for any such purposes; and (iv) the transfer of Personal Data to, and processing and retention of Personal Data by, third parties, including any administrator of the Plan or Sub-Plan for or in connection with such purposes.

22. RELATIONSHIP WITH EMPLOYMENT CONTRACT. You hereby acknowledge that your rights and obligations under the terms of your office or employment with the Company or any Affiliate shall not be affected by your participation in the Plan.

23. MISCELLANEOUS.

a. The rights and obligations of the Company under this Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

b. You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Option.

c. You acknowledge and agree that you have reviewed this Option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting this Option, and fully understand all provisions of this Option.

d. This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

e. All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

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This UK Non-Employee Director Option Agreement will be deemed to be accepted by you upon your acceptance of the UK Non-Employee Director Option Grant Notice to which it is attached.